Exhibit 10.11

DATED	6 January 2021

(1)	OKYO PHARMA LIMITED

(2)	GABRIELE CERRONE

LETTER OF APPOINTMENT

orrick

OKYO Pharma Limited

Martello Court Admiral Park St Peter Port Guernsey

Gabriele Cerrone

6 January 2021

Dear Gabriele

APPOINTMENT AS NON-EXECUTIVE CHAIRMAN OF OKYO PHARMA LIMITED

We write to confirm that the board of directors (the “Board”) of OKYO Pharma Limited (the “Company”) has approved your appointment as a non-executive Chairman of the Company (the “Appointment’’). The terms of your Appointment are as follows:

1.	APPOINTMENT

1.1	Your Appointment shall commence on 7 January 2021 (the “Commencement Date”) and shall continue, subject to the remaining provisions of this letter, for an initial term of up to three years from the Commencement Date, unless and until terminated by either party giving to the other party three months’ prior written notice.

1.2	Your Appointment is subject to the articles of association of the Company from time to time in force (the “Articles”) and applicable law. Nothing in this letter shall be taken to exclude or vary the terms of the Articles as they apply to you as a director of the Company (a “Director’’). Your continued Appointment as a Director is subject to re-election by the Company’s shareholders at each Annual General Meeting (“AGM”) of the Company at which the Articles require that you stand for re-election.

1.3	If the shareholders do not re-elect you as a Director, or you are retired from office under the Articles, your Appointment will terminate automatically, with immediate effect and without compensation.

1.4	Continuation of your Appointment is also contingent on satisfactory performance and any relevant statutory provisions relating to the removal of a director.

1.5	You are hereby appointed as a Non-executive director and Chair to the Board’s Nomination committee. In addition to your role on the Nomination committee, you may be required to serve on any of the Board’s other principal committees from time to time as the Board may require. You will be provided with the terms of reference of any committee on which you are required to serve at the time of your appointment to it.

1.6	Except where the context requires, references in this letter to the Company include its subsidiary undertakings from time to time (together, the “Group”, each being a “Group Company”).

2.	DUTIES

2.1	You will be required to perform and discharge your obligations set out in this letter and all other duties for the Company, whether statutory, fiduciary or at common law, that are customarily expected of a non-executive director of a quoted company.

2.2	In particular but without prejudice to the generality of clause 2.1, you will:

(a)	perform all your duties faithfully, efficiently and diligently to a standard commensurate with the functions of your role and your knowledge, skills and experience;

(b)	use all reasonable endeavours to promote the interests, success and reputation of the Company;

(c)	provide entrepreneurial leadership of the Company within a framework of prudent and effective controls which enable risk to be assessed and managed;

(d)	set the Company’s strategic aims, ensure that the necessary financial and human resources are in place for the Company to meet its objectives and review management performance;

(e)	set the Company’s values and standards and ensure that its obligations to its shareholders and others are understood and met;

(f)	exercise your powers and perform your duties as a non-executive Director in accordance with the Articles and your relevant obligations under applicable laws and regulations including the Companies Act 2006, the UK Corporate Governance Code and the Quoted Companies Alliance’s Corporate Governance Code for Small and Mid-Size Quoted Companies and associated guidance, the UK Listing Rules for Companies together with the applicable provisions of the Prospectus Rules, the Disclosure Guidance and Transparency Rules and the EU Market Abuse Regulation;

(g)	exercise your powers as a Director in accordance with the Company’s policies and procedures including the Company’s inside information, share dealing and anti corruption and bribery policies;

(h)	report to the Board immediately any wrongdoing (including any act of misconduct, dishonesty, breaches of contract, fiduciary or other duty, Company rules or the rules of the relevant regulatory bodies) whether committed, contemplated or discussed by any other director or member of staff of the Company of which you become aware, irrespective of whether this may involve any degree of self incrimination;

(i)	attend each Board meeting of the Company of which there will be a minimum of one each month and any meetings of committees of the board of which you are appointed, whenever practicable reasonable prior notice of such meetings is given to you (it being understood that attendance of the Board and Board committee meetings may be carried out by telephone conference provided that reasonable notice is given to the Board or the committee members of any relevant committee of the Board);

(j)	attend the AGM and any other general meetings of the Company that may be called from time to time;

(k)	consider all relevant papers in advance of each meeting in order to ensure that you can play a full part in the work of the board and any of its committees on which you may serve from time to time;

(I)	make yourself available to the Company to provide your services on dates and at times to be mutually agreed and otherwise such time as shall be necessary to fulfil your obligations and responsibilities to the Company under this letter;

(m)	bring independent judgement to bear on issues of strategy, policy, resources, performance and standards of conduct;

(n)	make yourself available (on reasonable notice) to provide ad hoc advice to directors of the Company;

(o)	share responsibility with the other directors for the effective control of the Company;

(p)	constructively challenge and help develop proposals on strategy;

(q)	scrutinise the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;

(r)	satisfy yourself on the integrity of financial information and that financial controls and systems of risk management are robust and defensible;

(s)	agree appropriate levels of remuneration of executive directors and have a prime role in appointing and, where necessary, removing senior management and in succession planning;

(t)	devote time to developing and refreshing your knowledge and skills;

(u)	uphold high standards of integrity and probity and support the CEO and the other Directors in instilling the appropriate culture, values and behaviours at all levels within the Company and the Group; and

(v)	take into account the views of shareholders and other stakeholders where appropriate.

2.3	Except as specifically authorised by the Board, you are not authorised to commit the Company in any way or to enter into any legally binding contract or obligation on behalf of the Company.

3.	TIME COMMITMENT

3.1	You will be expected to devote such time as is necessary for the proper performance of your duties. As a minimum, you should expect to spend at least 1 day a month on work for the Company.

3.2	Unless urgent and unavoidable circumstances prevent you from doing so, it is expected that you will attend the meetings referred to in clause 2 above and devote appropriate preparation time in advance of each meeting. In addition to attending those meetings you will be expected to devote appropriate time to ad hoc matters arising from time to time.

3.3	By accepting this Appointment you undertake that, taking into account all other commitments you may have, you are able to, and will, devote sufficient time to your duties as a non-executive Director and you confirm that you have fully disclosed to the Board your current other significant commitments and agree to inform the Chairman promptly of any change to these commitments.

4.	FEE AND EXPENSES

4.1	In consideration for the provision of your services under this letter you will be entitled to a Director’s fee at the rate of £120,000 per year, to be payable monthly in arrears to you subject to income tax and such other deductions as the Company is obliged by law to make. The fee will be subject to annual review by the Board. For the avoidance of doubt, your Appointment will not be pensionable, nor, due to your self-employed status, will you participate in any of the Company’s schemes for the benefit of its employees.

4.2	You will be entitled to be reimbursed for all of your reasonable out of pocket expenses reasonably incurred by your attending meetings of the directors or any committee of the directors or any general meetings of the Company or otherwise in the performance of your duties (for the whole period of your Appointment) subject to the production of receipts, vouchers or other evidence of expenditure in respect of such expenses as required by the Company.

4.3	You will not be entitled to any additional fees or emoluments for your services as a member of any committee of the Board.

4.4	On termination of the Appointment you will only be entitled to fees accrued up to the date of termination together with reimbursement of any expenses properly incurred prior to that date.

5.	OUTSIDE INTERESTS

5.1	It is understood that you are currently undertaking and may in the future undertake work for other companies or organisations.. You agree to keep the Company informed of these activities to minimise the potential for conflicts of interest. Where an interest you hold outside of the Company gives rise to a conflict of interest with business of the Company, you agree that you will recuse yourself from any discussions, considerations or other business of the Company, which is related to or affected by this conflict. The Company may ask you to reconsider any appointments, which might impact on the time that you are able to devote to your role as a non-executive director of the Company.

5.2	During the Appointment, you will not, except with the prior approval of the Board (such consent not to be unreasonably withheld or delayed), be (directly or indirectly and whether as an investor, partner, consultant, director, employee, agent or principal or in any other capacity) engaged, concerned or interested in any business or company which competes directly or is likely to compete directly with the Company’s interests in the music publishing industry or any of its subsidiary undertakings.

5.3	You must inform the Company in the event that you currently, or will at any time during the Appointment as a result of a proposed acquisition of shares, hold five per cent or more of the issued shares or other securities of any class of any one company which is not a competitor of the Company, where such shares or other securities are listed or dealt in on a recognised stock exchange in the United Kingdom or elsewhere, and are to be held by you for investment purposes only.

5.4	You must communicate to the Board any potential or actual conflict of interest or duty arising out of your position as a Director and any information or knowledge acquired or gained by you which may be of value to the Company (save to the extent that this would constitute a breach of a confidentiality obligation or applicable law or regulation to which you are subject).

5.5	Without prejudice to your other obligations under this paragraph 5, you shall disclose to the Board the nature and extent of any interest you have (directly or indirectly) in a transaction entered into, or proposed to be entered into, by the Company of which you are aware. Such disclosure shall be made as soon as possible to the Board after you become aware of such interest. Save as permitted under the Articles, you will not vote on any resolution of the Board, or of one of its committees, on any matter where you have any direct or indirect interest.

5.6	All records in any medium (whether written, computer readable or otherwise) including private notes concerning the Company and all copies and abstracts of them made or acquired by you in the course of your Appointment remain the property of the Company and must only be used for the purposes of the Company and returned to the Company on demand at any time.

6.	CONFIDENTIALITY

6.1	In this clause 6, ‘Confidential Information’ means all information relating to the business, finances, transactions, affairs, products, services, processes, equipment or activities of the Company which is designated by the Company as confidential or any information relating to such matters which comes to your knowledge in the course of your Appointment and which by reason of its character and/or the manner of its coming to your knowledge is evidently confidential provided that information shall not be or shall cease to be Confidential Information if and to the extent that it comes to be in the public domain otherwise than as a result of an unauthorised act or default on your part.

6.2	During your Appointment or at any time after its termination you will not for any reason, use (except in the proper course of carrying out your duties under the Appointment) or disclose to any person (except the proper officers of the Company or under the authority of the Board) any Confidential Information which may be in your possession during the period of the Appointment.

6.3	You must apply the highest standards of confidentiality to all Confidential Information which you may receive or acquire during the Appointment and you acknowledge the need to hold and retain all such Confidential Information (in whatever form you may receive or acquire it) under appropriately secure conditions.

6.4	During your Appointment you will use your best endeavours to prevent the unauthorised use or disclosure of any Confidential Information by any other officer, employee or agent of the Company and shall promptly and fully report to the Board any such unauthorised use or disclosure, except in the case of any Confidential Information which is disclosed or comes to your knowledge:

(a)	with the express written consent of the Board that the information can be disclosed;

(b)	which is required to be disclosed by law or regulatory obligations or in compliance with an order of a competent court or regulatory authority with statutory powers; or

(c)	where you are making a protected disclosure for the purposes of the Public Interest Disclosure Act 1998.

6.5	The provisions of this clause will cease to apply to information which enters the public domain other than directly or indirectly by reason of your default.

7.	INSIDE INFORMATION AND DEALING IN THE COMPANY’S SECURITIES

7.1	Your attention is drawn to the requirements under both law and regulation regarding the use and disclosure of inside information. You should avoid taking any action or making any statements that might risk a breach of these requirements.

7.2	During the Appointment you are required to comply with all applicable legal and regulatory provisions for the time being in force in relation to dealing in the Company’s listed securities or any securities referenced to such securities, together with the provisions of the Company’s securities dealing code in relation to dealings by directors and other persons.

7.3	Your attention is also drawn to the criminal insider dealing regime under the Criminal Justice Act 1993 and the civil market abuse regime under the EU Market Abuse Regulation. These regimes operate, in certain circumstances, to prohibit the use or disclosure of inside information and dealings in the Company’s securities or related securities, as well as rendering unlawful certain other types of behaviour.

8.	INTELLECTUAL PROPERTY

8.1	You hereby assign to the Company all existing and future Intellectual Property Rights in the Works and the Inventions and all materials embodying these rights to the fullest extent permitted by law. Insofar as they do not vest automatically by operation of law or under this letter, you hold legal title in these rights and inventions on trust for the Company.

8.2	You waive any moral rights in the Works to which you are now or may at any future time be entitled under Chapter IV of the Copyright Designs and Patents Act 1988 or any similar provisions of law in any jurisdiction, including (but without limitation} the right to be identified, the right of integrity and the right against false attribution.

8.3	You acknowledge that, except as provided by law, no fees or compensation other than those provided for in this letter are due or may become due to you in respect of the performance of your obligations under this clause 8.

8.4	You undertake, at the expense of the Company, at any time either during or after your appointment, to execute all documents, make all applications, give all assistance and do all acts and things as may, in the opinion of the Board, be necessary or desirable to vest the Intellectual Property Rights in, and to register them in, the name of the Company.

8.5	You irrevocably appoint the Company to be your attorney in your name and on your behalf to execute documents, use your name and do all things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this clause.

8.6	In this clause:

(a}	“Intellectual Property Rights” means patents, rights to inventions, copyright and related rights, moral rights, trademarks and service marks, business names and domain names, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets} and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

(b}	“Works” means all records, reports, documents, papers, drawings, designs, transparencies, photos, graphics, logos, typographical arrangements, software, and all other materials in whatever form, including but not limited to hard copy and electronic form, prepared by you in the course of your Appointment; and

(c)	“Invention” means any invention, idea, discovery, development, improvement or innovation made by you in the course of your Appointment, whether or not patentable or capable of registration, and whether or not recorded in any medium.

9.	FURTHER PROVISIONS CONCERNING TERMINATION

9.1	Notwithstanding any other provision of this letter, the Company may terminate your Appointment under this letter with immediate effect:

(a)	if you are removed from office as a Director by a resolution of the shareholders, or not re-elected to office, or otherwise in accordance with the Articles;

(b)	if you:

(i)	commit a material breach of your obligations under this letter; or

(ii)	commit any serious or repeated breach or non-observance of your obligations to the Company (which include an obligation not to breach your duties to the Company); or

(iii)	are guilty of any fraud or dishonesty or act in any manner which, in the reasonable opinion of the Company, brings or is likely to bring you or the Company into disrepute or is materially adverse to the interests of the Company, and in any such case the Board resolves to terminate the Appointment

(c)	if you become prohibited by law from acting as a director, for example if you are disqualified from acting as a director;

(d)	if you are convicted of an arrestable criminal offence (other than a road traffic offence for which a fine or non-custodial penalty is imposed);

(e)	if you resign in writing or if you offer to resign and the Board resolves to accept such offer;

(f)	if you are declared bankrupt or make an arrangement generally in satisfaction of your debts with or for the benefit of your creditors or if an administration order is made against you; and/or

(g)	if a registered medical practitioner who is treating you gives a written opinion to the Company stating that you have become physically or mentally incapable of acting as a director and may remain so for more than three months.

9.2	You will not be entitled to compensation in any such circumstances.

9.3	If your Appointment is terminated pursuant to clause 9.1 above and you have not resigned your office as a Director, you will forthwith resign your office as such without claim for damages or otherwise against the Company in respect of such termination and resignation. If you fail to resign your office, the Company is irrevocably authorised to appoint another person as your attorney to sign any document in your name and on your behalf or do anything necessary or requisite to give effect to your resignation.

9.4	Upon the termination of your Appointment however occurring, you will immediately deliver up to the Company (without taking or retaining copies) all correspondence, documents, specifications, papers, discs, tapes and other means of data storage and any other property belonging to the Company which may be in your possession or under your control.

9.5	Upon the termination of your Appointment, if you have any information concerning the business or affairs of the Company which is stored on a computer which does not belong to the Company, you must disclose this to the Company and the Company will be entitled to download the information and/or supervise its deletion from the computer concerned.

10.	INSURANCE

The Company has directors’ and officers’ liability insurance in place and it is intended to maintain such cover for the full term of your Appointment. You have been informed of the current indemnity limit, on which the Board is updated from time to time. Other details of the cover are available from the Company Secretary.

11.	DATA PROTECTION

11.1	By signing this letter you consent to the Company holding and processing information about you for legal, personnel, administrative and management purposes and in particular to the processing of any personal data and sensitive personal data (as defined in the General Data Protection Regulation ((EU) 2016/679) and any applicable national implementing laws, regulations and secondary legislation, as amended or updated from time to time).

11.2	You consent to the transfer of such personal information to any other offices the Company may have, or to other third parties, whether or not outside the European Economic Area, for administration purposes and other purposes in connection with your Appointment, where it is necessary or desirable for the Company to do so.

12.	GENERAL

12.1	You acknowledge and agree that the terms and conditions of your Appointment set out in this letter constitute a contract for services and not a contract of employment and that you are an independent contractor and not an employee of the Company.

12.2	This letter constitutes the entire agreement between the parties with respect to its subject matter and supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatever, whether or not in writing, between the parties in relation to the subject matter of this letter. Each of the parties acknowledges and agrees that it has not entered into this agreement in reliance on any statement or representation of any person (whether or not a party) other than as expressly incorporated in this letter.

12.3	This agreement and any dispute or claim arising out of or in connection with it or its subject matter, whether of a contractual or non-contractual nature, shall be governed by and construed in accordance with English law. The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement.

12.4	This letter agreement is executed as a deed and is delivered and takes effect on the date at the beginning of this Agreement.

Please execute and return the enclosed copy of this letter by way of confirmation of your acceptance of these terms and conditions.

Yours sincerely,

EXECUTED and DELIVERED as a DEED	)
by OKYO PHARMA LIMITED acting by	)
WILLY SIMON, a director, in the presence	)
of:	)	/s/ Willy Simon

Name of Witness Edward Lukins

Signature of Witness: /s/ Edward Lukins

Address:

O

I hereby acknowledge receipt of the original of this letter and confirm my acceptance of the terms set out in such letter.

Date January 7th 2021

EXECUTED and DELIVERED as a DEED	)
by GABRIELE CERRONE in the presence	)
of:		/s/ Gabriele Cerrone

Name of Witness	Edward Lukins
Signature of Witness:	/s/ Edward Lukins

Address:

Occupation: Solicitor

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